UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A/A
(AMENDMENT NO. 1 )
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PHH Corporation
(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-0551284
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

3000 Leadenhall Road
Mt. Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates:
None
(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:
Common Stock $0.01 par value per share
(including preferred stock purchase rights)
(Title of class)
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE

The undersigned registrant hereby amends its Registration Statement on Form 8-A originally filed with the Securities and Exchange Commission (“SEC”) on January 18, 2005 by adding the information set forth below.
Item 1. Description of Registrant’s Securities to be Registered
On March 15, 2007, PHH Corporation (“PHH” or the “Company”) announced that it had entered into a definitive merger agreement (the “Merger Agreement”) with General Electric Capital Corporation, a Delaware corporation (“GECC” or the “Acquiror”), and Jade Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of GECC (the “Merger Sub”), pursuant to which Merger Sub will merge with and into PHH (the “Merger”), on the terms and subject to the conditions in the Merger Agreement. In connection with the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company authorized an amendment to the Rights Agreement, dated as of January 28, 2005 (the “Rights Agreement”), by and between the Company and The Bank of New York, a New York banking corporation (“BONY”).
On March 14, 2007, the Company and BONY executed the Amendment (“Amendment No. 1”) to the Rights Agreement. Capitalized terms used below but not defined herein shall have the meanings assigned thereto in the Rights Agreement, as amended. Amendment No. 1 provides that (i) each of Acquiror and Merger Sub and each of their Affiliates and Associates shall not be or become an Acquiring Person as the result of the approval, execution and delivery of, or performance of the transactions set forth in, or contemplated by, the Merger Agreement, the consummation of the Merger, or any action taken by the Board of Directors of the Company or any committee thereof relating to the Merger or any public announcement relating to the Merger and (ii) no Distribution Date, Stock Acquisition Date, Section 11(a)(ii) Event, Section 13 Event or Triggering Event shall be deemed to have occurred by reason of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement.
A description of the material terms of the Rights Agreement is included in the Registration Statement on Form 8-A filed by the Company with the SEC on January 18, 2005.
The foregoing description of Amendment No. 1 to the Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of Amendment No. 1 attached hereto.
Item 2. Exhibits.
4.1.	Rights Agreement, dated as of January 28, 2005 between PHH Corporation and The Bank of New York (Incorporated by reference to the Company’s Registration Statement on Form 8-A filed with the SEC on January 18, 2005.)

4.2.	Amendment to the Rights Agreement, dated March 14, 2007, between PHH Corporation and The Bank of New York. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2007.)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION
By:	/s/ Clair M. Raubenstine
Name:	Clair M. Raubenstine
Title:	Executive Vice President and Chief Executive Officer

Dated: March 15, 2007